Contact:	David W. Kiser
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS SECOND QUARTER 2006 RESULTS
Highlights:
•	Second quarter net sales increased 13.6 percent to $211.6 million.

•	Second quarter diluted earnings per share were $0.13, net of $0.05 per share of stock-based compensation expense, on 37.0 million weighted average shares, compared to $0.16 on 39.3 million weighted average shares for the second quarter of 2005.

•	Company expects 2006 net sales growth of approximately 11 percent and diluted earnings per share of approximately $3.22, including approximately $0.20 per share of projected stock-based compensation expense, on 37.0 million weighted average shares.
PORTLAND, Ore. — July 27, 2006 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced second quarter net sales of $211.6 million for the quarter ended June 30, 2006, an increase of 13.6 percent over net sales of $186.2 million for the same period of 2005. Net income decreased 23.8 percent to $4.8 million for the second quarter of 2006 from $6.3 million for the same period of 2005. Net income for the second quarter of 2006 included $2.0 million in after-tax stock-based compensation expense, or $0.05 per diluted share. Diluted earnings per share for the second quarter of 2006 were $0.13 on 37.0 million weighted average shares, compared to diluted earnings per share of $0.16 for the second quarter of 2005 on 39.3 million weighted average shares. The decrease in weighted average shares outstanding is the result of the Company’s repurchases of shares over the last twelve months.
Compared to the second quarter of 2005, Other International sales increased 25.2 percent to $51.1 million, U.S. sales increased 7.8 percent to $118.9 million, Europe sales increased 14.6 percent to $29.1 million, and Canada sales increased 28.9 percent to $12.5 million for the second quarter of 2006.
Excluding changes in currency exchange rates, consolidated net sales increased 13.5 percent, Other International sales increased 25.7 percent, U.S. sales increased 7.8 percent, Europe sales increased 17.3 percent, and Canada sales increased 17.5 percent for the second quarter of 2006, compared to the same period of 2005 (see “Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rate” below).
For the second quarter of 2006, sportswear sales increased 9.6 percent to $112.2 million, footwear sales increased 25.9 percent to $43.2 million, equipment sales increased 159.3 percent to $7.0 million, outerwear sales increased 8.0 percent to $43.2 million and accessories sales decreased 11.8 percent to $6.0 million, compared to the second quarter of 2005.
Tim Boyle, Columbia’s president and chief executive officer, commented, “Second quarter gross margins were higher than anticipated due primarily to better than expected sportswear margins and lower than expected closeout sales at higher margins for sportswear and outerwear. Second quarter sales growth was driven by increased demand for our apparel products in international markets and strong shipments of footwear products domestically. Consolidated selling and operating expenses increased $11.0 million, primarily due to additional personnel costs, including incremental stock-based compensation expense, but were less than expected as a result of our cost control measures. The stronger than projected sales and margins, coupled with effective cost management drove better than expected results for the quarter.”
“In reviewing the second quarter results, investors should be aware that the second quarter is our smallest revenue quarter of the year, as we conclude our spring product shipping season and begin shipping fall products late in the quarter. Because of the comparatively low revenue levels in the quarter, changes in shipments in any one channel, geography or category may be amplified and therefore, changes in operating results may not necessarily be indicative of future results,” continued Mr. Boyle.
Share Repurchase
During the second quarter, the Company repurchased approximately 1.5 million shares at an aggregate purchase price of $73.7 million. The Company has repurchased a total of approximately 6.0 million shares at an aggregate purchase price of $284.3 million of the $400 million authorized since the inception of the stock repurchase program in April 2004.
Guidance
Mr. Boyle continued, “Based on our current outlook, we anticipate third quarter 2006 revenue growth of 11 to 12 percent and net income decline of approximately 12 percent, including approximately $2 million in after-tax stock-based compensation expense, compared to the same period of 2005. For the full year 2006, we anticipate net sales growth of approximately 11 percent compared to 2005, and diluted earnings per share of up to approximately $3.22, including $0.20 in stock-based compensation expense. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”
The Company will host a conference call to elaborate on second quarter 2006 results on Thursday, July 27, 2006 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s second quarter 2006 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until August 10, 2006.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.

This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the third quarter and full year 2006 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K.
Risks and uncertainties that may affect the Company’s future revenues and earnings include growth trends in the industry in general; local, national, and international economic conditions; the financial health of the Company’s customers; intense competition in the industry (which the Company expects to increase); the effects of unseasonable weather on consumer demand for the Company’s products; international risks, including foreign laws and regulations, trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; business disruptions and costs arising from disease outbreaks, disasters, acts of terrorism or military activities around the globe; the Company’s dependence on key personnel; the effective implementation of the Company’s Kentucky distribution center and expansion of its other distribution facilities; the Company’s ability to fully and cost-effectively integrate acquired businesses into its existing operations; the Company’s ability to effectively deliver its products to customers in a timely manner despite potential service interruptions; the Company’s reliance on product acceptance by consumers; the Company’s dependence on independent manufacturers and suppliers; the effectiveness of the Company’s sales and marketing efforts; the Company’s ability to achieve and manage growth effectively; the operations of the Company’s own and third party computer systems; and the Company’s ability to establish and protect its intellectual property. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in its expectations.
-tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,
	2006	2005
Current Assets:
Cash and cash equivalents	$47,626	$174,869
Short-term investments	126,169	68,010
Accounts receivable, net	165,350	165,252
Inventories	272,248	215,937
Deferred tax asset	24,396	20,598
Prepaid expenses and other current assets	14,914	10,139

Total current assets	650,703	654,805

Property, plant and equipment, net	195,741	154,661
Intangibles and other assets	69,638	38,402

Total assets	$916,082	$847,868

Current Liabilities:
Accounts payable	$115,667	$88,454
Accrued liabilities	49,788	42,561
Income taxes payable	13,187	6,370
Current portion of long-term debt	4,657	7,206

Total current liabilities	183,299	144,591

Long-term debt and other liabilities	7,350	11,997
Deferred tax liability	9,014	9,649
Shareholders’ equity	716,419	681,631

Total liabilities and shareholders’ equity	$916,082	$847,868

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$211,553	$186,231	$471,764	$431,937
Cost of sales	130,129	112,678	278,703	251,141

Gross profit	81,424	73,553	193,061	180,796
	38.5%	39.5%	40.9%	41.9%

Selling, general, and administrative	77,080	66,119	161,899	142,910
Net licensing income	(1,119)	(907)	(2,124)	(1,623)

Income from operations	5,463	8,341	33,286	39,509

Interest (income) expense, net	(1,915)	(1,298)	(3,813)	(2,705)

Income before income tax	7,378	9,639	37,099	42,214

Income tax provision	2,545	3,326	12,799	14,564

Net income	$4,833	$6,313	$24,300	$27,650

Net income per share:
Basic	$0.13	$0.16	$0.66	$0.70
Diluted	0.13	0.16	0.65	0.69
Weighted average shares outstanding:
Basic	36,555	38,956	36,712	39,546
Diluted	36,965	39,329	37,134	39,987

Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates
Net sales from year to year are affected by changes in selling prices and unit volume as well as changes in currency exchange rates where we have sales in foreign locations. The Company’s net sales changes excluding the effect of changes in currency exchange rates are presented below. The Company discloses changes in sales excluding changes in currency exchange rates because it uses the measure to understand sales growth excluding any impact from foreign currency exchange rate changes. In addition, the Company’s foreign management teams are generally evaluated and compensated in part based on the results of operations excluding currency exchange rate changes for their respective regions. Amounts calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, are denoted.
The Company’s net sales excluding the effect of changes in currency exchange rates are presented below:

	Quarter ended June 30, 2006
	Amount
	(millions)	% Change
Consolidated:
Net sales increase (GAAP)	$25.4	13.6%
Decrease due to currency exchange rate changes	(0.2)	(0.1)

Net sales increase excluding changes in currency exchange rates	$25.2	13.5%

United States:
Net sales increase (GAAP)	$8.6	7.8%

Europe:
Net sales increase (GAAP)	$3.7	14.6%
Increase due to currency exchange rate changes	0.7	2.7

Net sales increase excluding changes in currency exchange rates	$4.4	17.3%

Canada:
Net sales increase (GAAP)	$2.8	28.9%
Decrease due to currency exchange rate changes	(1.1)	(11.4)

Net sales increase excluding changes in currency exchange rates	$1.7	17.5%

Other International:
Net sales increase (GAAP)	$10.3	25.2%
Increase due to currency exchange rate changes	0.2	0.50

Net sales increase excluding changes in currency exchange rates	$10.5	25.7%

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